Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contacts:
Ken Owen, Chief Financial Officer
ir@oiltankingpartners.com
(855) 866-6458

Jack Lascar / jlascar@drg-l.com
Lisa Elliott / lelliott@drg-l.com
DRG&L / 713-529-6600

OILTANKING PARTNERS, L.P. REPORTS FINANCIAL
RESULTS FOR THE SECOND QUARTER 2012

HOUSTON — August 8, 2012 — Oiltanking Partners, L.P. (NYSE: OILT) (the “Partnership”) today reported second quarter 2012 net income of $16.6 million, or $0.41 per unit on a basic and diluted basis, compared to second quarter 2011 net income of $7.6 million. Adjusted EBITDA for the second quarter of 2012 was $21.1 million, an increase of 25% over $16.9 million for the second quarter of 2011. Adjusted EBITDA, which is a financial measure that is not presented in accordance with U.S. generally accepted accounting principles (“GAAP”), is defined and reconciled to net income below.

The Partnership’s overall operating results for the second quarter of 2012 improved compared to the prior year period primarily due to higher storage and throughput volumes generating increased service fees, and to higher ancillary service fees and lower operating expenses. Revenues increased approximately $4.2 million, or 14.1%, to $33.8 million during the 2012 quarter, mainly due to additional revenues from new storage capacity placed into service in December 2011 and April 2012 and to an escalation in storage fees, resulting in an increase in storage service fee revenue of $2.3 million, higher throughput fee revenue of $1.5 million, largely attributable to higher liquefied petroleum gas exports during the 2012 period, and an increase in ancillary services fee revenue of $0.4 million.

Operating expenses during the second quarter of 2012 were $8.0 million, down $0.2 million compared to the same period in 2011, primarily due to lower property taxes and power and fuel costs, partially offset by higher repairs and maintenance costs. Selling, general and administrative expenses increased by $0.1 million due to increased costs associated with being a publicly traded company and increased personnel costs. Interest expense declined approximately $1.9 million to $0.4 million for the period as compared to the second quarter of 2011 due to a lower level of outstanding borrowings. Income tax expense was reduced by approximately $2.9 million to $0.1 million due to the conversion to a non-taxable entity in connection with the Partnership’s initial public offering.

“We are pleased to report record results for the second quarter as the Partnership benefitted from the positive impact of an additional 390,000 barrels of crude storage capacity that was placed into service in April as well as increased throughput during the quarter,” said Carlin Conner, Chairman, President and Chief Executive Officer of the Partnership’s general partner. “We are continuing to build on our strategic position as the largest and most flexible crude storage distribution terminal serving the Houston and Texas City markets. The Partnership is a key link between the incremental as well as existing crude oil flows coming to the Gulf Coast and the growing demand for crude oil storage by Gulf Coast refineries, oil producers and oil traders.”

“Our current crude storage expansion projects and crude pipeline project are on budget and on schedule with an additional 1.1 million barrels of new storage capacity and the pipelines expected to be placed into service by early 2013 and a further 3.2 million barrels of crude storage capacity expected to be in service by year-end 2013. We have secured long-term contracts for 100% of this additional capacity and our confidence in future growth opportunities continues to build as our existing customer base as well as new customers continue to express strong interest in making future commitments,” added Conner.

On July 19, 2012, the Partnership declared an increase in its cash distribution to $0.36 per unit, or $1.44 per unit on an annualized basis, for all of its outstanding limited partner units. The $14.3 million cash distribution will be paid on August 14, 2012 to all unitholders of record as of August 3, 2012. Distributable cash flow for the second quarter of 2012 provided distribution coverage of 1.42 times the amount needed for the Partnership to fund the quarterly distribution to both the general and limited partners. Distributable cash flow and distribution coverage ratio, which are non-GAAP financial measures, are defined and reconciled to net income below.

Conference Call
The Partnership will hold a conference call to discuss its second quarter 2012 financial results on August 9, 2012 at 11:00 a.m. Eastern Time (10:00 a.m. Central Time). To participate in the call, dial (480) 629-9771 and ask for the Oiltanking call ten minutes prior to the start time, or access it live over the internet at www.oiltankingpartners.com on the “Investor Relations” page of the Partnership’s website. A replay of the audio webcast will be available shortly after the call on the Partnership’s website. A telephonic replay will be available through August 16, 2012 by calling (303) 590-3030 and using the pass code 4551927#.

Oiltanking Partners is a master limited partnership engaged in independent storage and transportation of crude oil, refined petroleum products and liquefied petroleum gas. We provide our services to a variety of customers, including major integrated oil companies, distributors, marketers and chemical and petrochemical companies. Our assets are located along the Gulf Coast of the United States. For more information, visit www.oiltankingpartners.com.

Forward-Looking Statements
This press release contains forward-looking statements. These forward-looking statements reflect the Partnership’s current expectations, opinions, views or beliefs with respect to future events, based on what it believes are reasonable assumptions. No assurance can be given, however, that these events will occur. Important factors that could cause actual results to differ from forward-looking statements include, but are not limited to: adverse economic or market conditions, changes in demand for the products that we handle or for our services, increased competition, changes in the availability and cost of capital, operating hazards and the effects of existing and future government regulations. These and other significant risks and uncertainties are described more fully in the Partnership’s filings with the Securities and Exchange Commission (the “SEC”), available at the SEC’s website at www.sec.gov. The Partnership has no obligation and, except as required by law, does not undertake any obligation, to update or revise these statements or provide any other information relating to such statements.

Use of Non-GAAP Financial Measures
This news release and the accompanying schedules include the non-GAAP financial measures of Adjusted EBITDA, distributable cash flow and distribution coverage ratio, which may be used periodically by management when discussing our financial results with investors and analysts. The accompanying schedules of this news release provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with GAAP. Adjusted EBITDA, distributable cash flow and distribution coverage ratio are presented because management believes they provide additional information and metrics relative to the performance of our business, such as the cash distributions we expect to pay to our unitholders. These metrics are commonly employed by financial analysts and investors to evaluate the operating and financial performance of the Partnership from period to period and to compare it with the performance of other publicly traded partnerships within the industry. You should not consider Adjusted EBITDA, distributable cash flow and distribution coverage ratio in isolation or as a substitute for analysis of the Partnership’s results as reported under GAAP. Because Adjusted EBITDA, distributable cash flow and distribution coverage ratio may be defined differently by other companies in the Partnership’s industry, the Partnership’s presentation of Adjusted EBITDA, distributable cash flow and distribution coverage ratio may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

The Partnership defines Adjusted EBITDA as net income (loss) before net interest expense, income tax expense (benefit) and depreciation and amortization expense, as further adjusted to exclude certain other non-cash and non-recurring items, including gains and losses on disposals of fixed assets and property casualty indemnification. Adjusted EBITDA is not a presentation made in accordance with GAAP. Adjusted EBITDA is a non-GAAP supplemental financial performance measure that management and external users of the consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess: (i) the Partnership’s financial performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or financing methods, and (ii) the viability of proposed projects and acquisitions and determine overall rates of returns on investment in various opportunities. The GAAP measure most directly comparable to Adjusted EBITDA is net income. Adjusted EBITDA has important limitations as an analytical tool because it excludes some but not all items that affect net income.

Distributable cash flow, which is a financial measure included in the schedules to this press release, is another non-GAAP financial measure used by the Partnership’s management. The Partnership defines distributable cash flow as the Partnership’s net income (loss) before (i) depreciation and amortization expense; (ii) gains or losses on disposal of fixed assets and property casualty indemnification; (iii) other (income) expense; and (iv) income tax expense; less maintenance capital expenditures. The Partnership’s management believes that distributable cash flow is useful to investors because it removes non-cash items from net income and provides a clearer picture of the Partnership’s cash available for distribution to its unitholders.

The Partnership defines distribution coverage ratio for any given period as the ratio of distributable cash flow during such period to the total quarterly distribution payable to all common and subordinated unitholders and the general partner interest.

Adjusted EBITDA, distributable cash flow and distribution coverage ratio should not be considered alternatives to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP.

The Partnership believes that investors benefit from having access to the same financial measures used by its management. Further, the Partnership believes that these measures are useful to investors because they are one of the bases for comparing the Partnership’s operating and financial performance with that of other companies with similar operations, although the Partnership’s measures may not be directly comparable to similar measures used by other companies. Please see the attached reconciliations of Adjusted EBITDA, distributable cash flow and distribution coverage ratio, to net income.

— Tables to Follow —

OILTANKING PARTNERS, L.P.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per unit data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Revenues	$33,823	$29,654	$68,109	$59,609
Costs and expenses:
Operating	8,019	8,211	17,646	16,635
Selling, general and administrative	4,703	4,559	9,191	9,351
Depreciation and amortization	4,068	4,077	8,034	7,952
Loss on disposal of fixed assets	—	—	13	544
Gain on property casualty indemnification	—	—	—	(247)
Total costs and expenses	16,790	16,847	34,884	34,235
Operating income	17,033	12,807	33,225	25,374
Other income (expense):
Interest expense	(400)	(2,309)	(607)	(4,588)
Interest income	9	9	29	24
Other income	59	45	73	141
Total other expense, net	(332)	(2,255)	(505)	(4,423)
Income before income tax expense	16,701	10,552	32,720	20,951
Income tax expense	(80)	(2,936)	(160)	(5,715)
Net income	$16,621	$7,616	$32,560	$15,236

Allocation of net income to partners:
Net income allocated to general partner	$489		$876
Net income allocated to common unitholders	$8,066		$15,842
Net income allocated to subordinated unitholders	$8,066		$15,842

Earnings per limited partner unit:
Common unit (basic and diluted)	$0.41		$0.81
Subordinated unit (basic and diluted)	$0.41		$0.81

Weighted average number of limited partner units outstanding:
Common units (basic and diluted)	19,450		19,450
Subordinated units (basic and diluted)	19,450		19,450

OILTANKING PARTNERS, L.P.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except unit amounts)
(Unaudited)

	June 30, 2012	December 31, 2011
Assets:
Current assets:
Cash and cash equivalents	$11,874	$23,836
Receivables:
Trade	8,225	5,613
Affiliates	3,665	3,751
Other	43	261
Note receivable, affiliate	1,500	15,300
Prepaid expenses and other	2,135	1,352
Total current assets	27,442	50,113
Property, plant and equipment, net	305,759	271,644
Other assets, net	966	278
Total assets	$334,167	$322,035
Liabilities and partners’ capital:
Current liabilities:
Accounts payable and accrued expenses	$13,581	$13,582
Current maturities of long-term debt, affiliate	2,500	2,500
Accounts payable, affiliates	2,070	3,681
Federal income taxes due to parent	1,210	1,210
Total current liabilities	19,361	20,973
Long-term debt, affiliate, less current maturities	27,050	18,300
Deferred revenue	2,737	2,915
Total liabilities	49,148	42,188
Commitments and contingencies
Partners’ capital:
Common units (19,449,901 units issued and outstanding at June 30, 2012 and December 31, 2011)	247,736	245,314
Subordinated units (19,449,901 units issued and outstanding at June 30, 2012 and December 31, 2011)	35,914	33,492
General partner’s interests	1,369	1,041
Total partners’ capital	285,019	279,847
Total liabilities and partners’ capital	$334,167	$322,035

OILTANKING PARTNERS, L.P.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended
	June 30,
	2012	2011
Cash flows from operating activities:
Net income	$32,560	$15,236
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,034	7,952
Deferred income tax benefit	—	(108)
Postretirement net periodic benefit cost	—	695
Unrealized loss on investment in mutual funds	—	(96)
Increase in cash surrender value of life insurance policies	—	(42)
Loss on disposal of fixed assets	13	544
Gain on property casualty indemnification	—	(247)
Amortization of deferred financing costs	70	—
Changes in assets and liabilities:
Trade and other receivables	(2,394)	1,356
Refundable income taxes	—	4,387
Prepaid expenses and other assets	(791)	(210)
Accounts receivable/payable, affiliates	(1,347)	(4,733)
Accounts payable and accrued expenses	(386)	(6,108)
Deferred compensation	—	453
Deferred revenue	207	284
Total adjustments from operating activities	3,406	4,127
Net cash provided by operating activities	35,966	19,363
Cash flows from investing activities:
Issuance of notes receivable, affiliate	(20,000)	(3,000)
Collections of notes receivable, affiliate	33,800	—
Payments for purchase of property, plant and equipment	(42,162)	(12,248)
Proceeds from sale of property, plant and equipment	—	14
Payment for disposal of assets	—	(544)
Proceeds from property casualty indemnification	—	617
Investment in life insurance policies	—	(1,378)
Proceeds from sale of mutual funds	—	1,378
Net cash used in investing activities	(28,362)	(15,161)
Cash flows from financing activities:
Borrowings under loan agreement	10,000	—
Payments under notes payable, affiliate	(1,250)	(6,300)
Payment of offering costs	—	(1,795)
Debt issuance costs	(750)	—
Distributions paid to partners	(27,566)	(2,000)
Net cash used in financing activities	(19,566)	(10,095)
Net decrease in cash and cash equivalents	(11,962)	(5,893)
Cash and cash equivalents — Beginning of period	23,836	8,746
Cash and cash equivalents — End of period	$11,874	$2,853

OILTANKING PARTNERS, L.P.
SELECTED OPERATING DATA
(Unaudited)

Operating data:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Storage capacity, end of period (mmbbls) (1)	17.7	16.8	17.7	16.8
Storage capacity, average (mmbbls)	17.6	16.8	17.6	16.8
Terminal throughput (mbpd) (2)	832.8	795.5	839.5	808.7
Vessels per period	221	198	450	409
Barges per period	780	645	1,553	1,291
Trucks per period (3)	2,617	333	5,368	333
Rail cars per period (4)	2,600	—	4,888	—
________________

(1)	Represents million barrels (“mmbbls”).

(2)	Represents thousands of barrels per day (“mbpd”).

(3)	Beginning in June 2011, one of our customers began unloading product by truck.

(4)	Beginning in November 2011, one of our customers began unloading product by rail car.

Revenues by service category:
(In thousands)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Storage service fees	$24,953	$22,668	$49,247	$44,551
Throughput fees	7,215	5,706	14,096	12,299
Ancillary service fees	1,655	1,280	4,766	2,759
Total revenues	$33,823	$29,654	$68,109	$59,609

OILTANKING PARTNERS, L.P.
SELECTED FINANCIAL DATA
Non-GAAP Reconciliations
(In thousands)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2012		2011	2012		2011

Reconciliation of Adjusted EBITDA from net income:
Net income	$16,621		$7,616	$32,560		$15,236
Depreciation and amortization	4,068		4,077	8,034		7,952
Income tax expense	80		2,936	160		5,715
Interest expense, net	391		2,300	578		4,564
Loss on disposal of fixed assets	—		—	13		544
Gain on property casualty indemnification	—		—	—		(247)
Other income	(59)		(45)	(73)		(141)
Adjusted EBITDA	$21,101		$16,884	$41,272		$33,623

Distributable cash flow:
Net income	$16,621			$32,560
Depreciation and amortization	4,068			8,034
Loss on disposal of fixed assets	—			13
Other income	(59)			(73)
Maintenance capital expenditures	(397)			(1,152)
Distributable cash flow	$20,233			$39,382

Cash distribution (1)	$14,290			$28,182

Distribution coverage ratio	1.42	x		1.40	x
_____________
(1) Cash distribution represents the distribution of $0.36 per unit declared on July19, 2012 attributable to the second quarter of 2012, to be paid on August 14, 2012.

# # # #